Exhibit 10.36

September 27, 2013

Mr. D. R. Dunning

11929 Chevis Court

Charlotte, NC  28277

Dear Dave:

It is my pleasure to inform you that the Organization and Compensation Committee of the Board of Directors has approved a special retention award for you, which has been structured as follows:

Award Amount:                                                        $1,250,000 total award of which

•                  $500,000 or 40% of the award is granted in restricted stock units (RSUs) based on the Fluor stock closing price of $71.05 on September 27, 2013.

•                  $750,000 or 60% of the award is granted as a retention deferral under the Executive Deferred Compensation Plan (the “EDCP”) and will be credited to your Special Deferred Compensation Account, which is a subaccount under the EDCP as of the date hereof and, upon vesting will be transferred to your retention deferral account under the EDCP.

Retention Period:                                                  September 27, 2013 through June 1, 2015

Retention Agreement:                         100% of the RSUs will vest on June 1, 2015 contingent upon your continuous employment through such date (or upon the earlier occurrence of certain events specified in the Restricted Stock Unit Agreement (“RSU Agreement”)), and will be settled in shares less RSUs withheld to satisfy applicable taxes.  None of the restrictions upon the RSUs subject to this RSU Award shall lapse (except in the event of your death or Disability) unless and until the Company meets the performance goal to be set by the Committee for similar grants in 2014 relating to the Company’s performance for the fiscal year ending December 31, 2014.

$750,000 will be credited to your deferred compensation account as of the date hereof. The full award will vest on June 1, 2015 contingent upon your continuous employment through such date (or upon the earlier occurrence of certain events specified in the EDCP). The vested balance, including gains/losses earned on such amount in your Special Deferred Compensation Account, and excluding applicable Social Security and Medicare taxes, will be transferred to your retention deferral account under the EDCP as of June 1, 2015 and, subject to your direction of investment as provided in the EDCP, such retention deferral will be distributed according to the elections you make on your Distribution Election Form at the time of grant.

You will earn your retention award (a) if you remain continuously employed by the Company as stated above or (b) if your employment terminates prior to the above date due to (i) death, (ii) Disability, (iii) a Company-initiated termination other than on a for-cause basis, or (iv) a Qualifying Termination following a Change of Control, as more fully described in the RSU Agreement and the EDCP.  If in the event your employment terminates prior to June 1, 2015 for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then the retention award will be forfeited.

It is intended that the provisions of this Agreement comply with Section 409A of the U.S. Internal Revenue Code and with the exclusion from Section 409A deferred compensation for so-called short-term deferrals, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the letter to Executive Compensation (email: executive.compensation@fluor.com, fax: 469.398.7288).  You should also retain a copy for your file.

If you should have any questions, please give me a call at 469.398.7672, or Richard Fine, Executive Director, Human Resources, at 469.398.7633.

Sincerely,

/s/ David T. Seaton

David T. Seaton
Chief Executive Officer

Agreed by:

/s/ David R. Dunning	10/09/13
David R. Dunning	Date

Cc: Glenn Gilkey, Richard Fine

DTS: rjf